Exhibit 3.1

As Adopted

AMENDED AND RESTATED PLAN OF CONVERSION

OF

AMALGAMATED CASUALTY INSURANCE COMPANY

Under Chapter 9 of Title 31 of the

District of Columbia Official Code (D.C. Code § 31-901 et seq.)

As Approved on November [    ], 2021

by the Board of Trustees

i

ii

iii

AMENDED AND RESTATED PLAN OF CONVERSION

OF

AMALGAMATED CASUALTY INSURANCE COMPANY

Under Chapter 9 of Title 31 of the

District of Columbia Official Code (D.C. Code §31-901 et seq.)

This Amended and Restated Plan of Conversion provides for the conversion of Amalgamated Casualty Insurance Company, a mutual insurance company organized under the laws of District of Columbia (such entity, both before and after the Conversion, being referred to as “ACIC”), from a mutual insurance company into a stock insurance company (the “Conversion”) and the issuance by ACIC of newly-issued shares of common stock of ACIC to Forge Group, Inc., a Pennsylvania corporation (“HoldCo”), as authorized by Chapter 9 of Title 31 of the District of Columbia Official Code (D.C. Code §31-901 et seq.) (the “Demutualization Act”). In the Conversion, all Eligible Members will receive subscription rights to purchase shares of common stock of HoldCo, in exchange for the extinguishment of their Membership Interests in ACIC. As required by Section 902(a) of the Demutualization Act, this Plan of Conversion was originally approved and adopted by at least a majority of the members of the Board of Trustees (the “Board”) of ACIC, at a meeting duly called and held on February 3, 2021 (the “Adoption Date”). After receiving comments from the Department of Insurance, Securities and Banking of the District of Columbia, this Amended and Restated Plan of Conversion was approved and adopted by at least a majority of the members of the Board at a meeting duly called and held on November [ ], 2021. Capitalized terms used herein without definition have the meaning set forth in Article 2 hereof.

ARTICLE 1

REASONS FOR THE CONVERSION

The principal purpose of the Conversion is to convert ACIC from a mutual insurance company into a stock insurance company in order to enhance its capital position and its strategic and financial flexibility and to provide the Eligible Members with the right to acquire an equity interest in HoldCo. The Board believes that the Conversion is in the best interest of ACIC because the additional capital resulting from the Conversion should: (i) sustain and enhance ACIC’s ability to write specialty transportation insurance currently written by ACIC; (ii) support organic growth and diversification initiatives; and (iii) enable HoldCo to attract institutional investors and engage in strategic transactions advantageous to HoldCo and its subsidiaries. The Board further believes that the transaction is fair and equitable, is consistent with the purpose and intent of the Demutualization Act and will not prejudice the interests of the Members.

In its present structure as a mutual insurance company, ACIC can increase its statutory capital only through earnings generated by the businesses of ACIC and its subsidiaries, or by the issuance of surplus notes by ACIC. Reliance on earnings to provide a long-term source of permanent capital, however, limits ACIC’s ability to develop new business, issue new insurance products, and provide greater stability and protection for its policyholders. Surplus notes do not provide permanent capital and must be repaid out of the company’s earnings.

ARTICLE 2

DEFINITIONS

2.01 Certain Terms. As used in this Plan of Conversion, the following terms have the meanings set forth below:

“ACIC” has the meaning specified in the Preamble.

“ACIC Records” means the books, records and accounts of ACIC.

“ACIC Shares” means the duly authorized shares of common stock of ACIC to be issued to HoldCo on the Plan Effective Date in accordance with this Plan of Conversion.

“Adoption Date” has the meaning specified in the preamble.

“Affiliate” means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified or who is acting in concert with the Person specified.

“Amended and Restated Articles of Incorporation” has the meaning specified in Section 13.01(a).

“Amended and Restated Bylaws” has the meaning specified in Section 14.03(a).

“Application” has the meaning specified in Section 4.01.

“Appraised Value” means the estimated pro forma market value of ACIC, as determined by Boenning.

“Board” has the meaning specified in the preamble.

“Boenning” means Boenning and Scattergood, Inc., a registered broker dealer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of the Department.

“Common Stock” means the common stock of HoldCo, par value $0.01 per share.

“Conversion” has the meaning specified in the preamble.

“D.C Code” means the District of Columbia Official Code.

“Decision and Order” means the final and effective decision and order issued by the Commissioner and evidencing the Commissioner’s approval of the Application and of this Plan of Conversion.

“Department” means the District of Columbia Department of Insurance, Securities, and Banking.

“Effective Date Filing” has the meaning specified in Section 14.03.

“Effective Time” means 12:01 a.m., Eastern Time, on the Plan Effective Date. This is the time that this Plan of Conversion is deemed to be effective.

“Eligible Member” means a Member on the Adoption Date; provided that a person insured under a group policy is not an Eligible Member unless all of the conditions in D.C. Code §31-901(3)(A) are satisfied.

“Eligible Policy” means any Policy that is In Force on the Adoption Date.

“Employee” means any natural person who is a full or part-time employee of ACIC.

“ESOP” means the Employee Stock Ownership Plan to be established by HoldCo prior to the commencement of the Offering.

“Gross Proceeds” means the product of (x) the Purchase Price and (y) the number of shares for which subscriptions and orders are received in the Offering and accepted by HoldCo.

“HoldCo” means Forge Group, Inc., a Pennsylvania corporation that will become the sole stockholder of ACIC, and which will issue shares of Common Stock in the Offering.

“In Force” has the meaning specified in Section 15.03(a).

“Insider” means any Officer or Trustee of ACIC.

“Maximum of the Valuation of Range” has the meaning specified in Section 5.01.

“Member” means a person who, according to the ACIC Records and pursuant to its bylaws and in accordance with Article 15 hereof, is deemed to be a holder of a Membership Interest in ACIC.

“Membership Interests” means, with respect to ACIC, the interests of Members arising under the law of the District of Columbia and the articles of incorporation and bylaws of ACIC prior to the Conversion, including the right to vote and the right to participate in any distribution of surplus in the event that ACIC is liquidated.

“Minimum of the Valuation of Range” has the meaning specified in Section 5.01.

“MRP” means any executive stock incentive plan that may be established by HoldCo and under which stock options, shares of restricted stock, or restricted stock units may be granted to directors and employees of HoldCo or any of its subsidiaries.

“Notice of Special Meeting” has the meaning specified in Section 13.02(a).

“Offering” means the offering of shares of Common Stock pursuant to this Plan in the Subscription Offering and any Public Offering.

“Offering Circular” means the one or more documents to be used in offering the Common Stock in the Offering and for providing information to Persons in connection with the Offering.

“Offering Statement” means the offering statement filed or to be filed with the SEC by HoldCo under Regulation A of the SEC with respect to the offer and sale of shares of HoldCo common stock in the Offering.

“Officer” means the people elected to serve as an officer by the Board.

“Order Form” means the form provided on behalf of HoldCo by which Common Stock may be ordered in the Offering.

“Owner” means, with respect to any Policy, the Person or Persons specified or determined pursuant to the provisions of Section 15.02.

“Participant” means a Person to whom Common Stock is offered in the Subscription Offering.

“Person” means an individual, partnership, firm, association, corporation, joint-stock company, limited liability company, trust, government or governmental agency, state or political subdivision of a state, public or private corporation, board, association, estate, trustee, or fiduciary, or any similar entity.

“Plan Effective Date” has the meaning specified in Section 14.04(a).

“Plan of Conversion” means this Amended and Restated Plan of Conversion, as it may be amended from time to time in accordance with Section 18.06 or corrected in accordance with Section 18.07. Any reference to the term “Plan of Conversion” shall be deemed to incorporate by reference all of the Exhibits thereto.

“Policy” or “Policies” has the meaning specified in Section 15.01(a).

“Public Offering” means a public offering through an underwriter of the shares not subscribed to in the Subscription Offering, as contemplated by Section 31-906(h) of the D.C. Code.

“Purchase Price” has the meaning specified in Section 5.02.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” has the meaning specified in Section 13.01.

“Significant Purchaser” has the meaning specified in Section 8.05.

“Stock Purchase Agreement” has the meaning specified in Section 8.05.

“Subscription Offering” means the offering of the Common Stock that is described in Section 7.01 hereof.

“Subscription Rights” means nontransferable rights to subscribe for Common Stock in the Subscription Offering granted to Participants as described in Section 7.01 hereof.

“Trustee” means the members of the Board of Trustees of ACIC.

“Valuation Range” means the range of the estimated pro forma market value of ACIC as converted to a stock insurance holding company as determined by Boenning in accordance with Section 5.01 hereof.

2.02 Terms Generally. As used in this Plan of Conversion, except to the extent that the context otherwise requires:

(a) when a reference is made in this Plan of Conversion to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Plan of Conversion unless otherwise indicated;

(b) the words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Plan of Conversion as a whole (including any Exhibits hereto) and not merely to the specific section, paragraph or clause in which such word appears;

(c) whenever the words “include,” “includes,” or “including” (or similar terms) are used in this Plan of Conversion, they are deemed to be followed by the words “without limitation”;

(d) the definitions contained in this Plan of Conversion are applicable to the singular as well as the plural forms of such terms; and

(e) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

ARTICLE 3

ADOPTION BY THE BOARD OF TRUSTEES

3.01 Adoption by the Board. This Plan of Conversion has been approved and adopted by at least a majority of the members of the Board at a meeting duly called and held on November [ ], 2021. This Plan of Conversion provides for the conversion of ACIC into a stock insurance holding company in accordance with the requirements of D.C. Code § 31-901 et seq.

ARTICLE 4

APPROVAL BY THE COMMISSIONER

4.01 Application for Approval. Following the adoption of this Plan of Conversion by the Board, ACIC shall file an amendment to the application (the “Application”) with the Commissioner for approval of this Plan of Conversion in accordance with Section 31-903 of the D.C. Code. The Application shall include true and complete copies of the following documents:

(a) this Plan of Conversion, including the independent appraisal of market value of ACIC provided by Boenning in accordance with Section 5.01 and required by Section 31-906(i) of the D.C. Code;

(b) the form of notice of the Special Meeting, required by Section 31-904(b) of the D.C. Code;

(c) the form of information statement and proxy to be solicited from Eligible Members, required by Section 31-904(b) of the D.C. Code;

(d) the form of notice to persons whose Policies are issued after the Adoption Date but before the Plan Effective Date, required by Section 31-910(a) of the D.C. Code;

(e) the proposed amended and restated articles of incorporation and amended and restated bylaws of ACIC; and

(f) any other information or documentation as the Commissioner may request.

If the Commissioner requires modifications to this Plan of Conversion, the Board shall submit any amended Plan of Conversion to the Commissioner for her review and approval.

4.02 Commissioner Approval. This Plan of Conversion is subject to the approval of the Commissioner.

ARTICLE 5

TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.

The number of shares of Common Stock required to be offered and sold by HoldCo in the Offering will be determined as follows:

5.01 Independent Appraiser. Boenning has been retained by ACIC to determine the Valuation Range. The Valuation Range will consist of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation (the “Maximum of the Valuation Range”) and a valuation fifteen percent (15%) below the midpoint valuation (the “Minimum of the Valuation Range”). The Valuation Range will be based upon the consolidated financial condition and results of operations of ACIC, the consolidated pro forma book value and earnings per share of ACIC as converted to a stock company, a comparison of ACIC with comparable publicly-held insurance companies and insurance holding companies, and such other factors as Boenning may deem to be relevant, including that value that Boenning estimates to be necessary to attract a full subscription for the Common Stock. Boenning will submit to ACIC the Valuation Range and a related report that describes the data and methodology used to determine the Valuation Range.

5.02 Purchase Price. The Purchase Price for Common Stock in the Offering (the “Purchase Price”) will be $10.00 per share and will be uniform as to all purchasers in the Offering.

5.03 Number of Shares of Common Stock to be Offered. The maximum number of shares of Common Stock to be offered in the Offering shall be equal to the Maximum of the Valuation Range divided by the Purchase Price, plus (ii) the number of shares required to enable the ESOP to purchase nine and nine-tenths percent (9.9%) of the total number of shares of Common Stock issued in the Offering.

5.04 Number of Shares of Common Stock to be Sold. Boenning will submit to ACIC the Appraised Value as of the quarter ended June 30, 2021. If the Gross Proceeds of the Offering do not equal or exceed the Minimum of the Valuation Range, then ACIC may cancel the Offering and terminate this Plan, establish a new Valuation Range and extend, reopen or hold a new Offering, or take such other action as it deems to be reasonably necessary.

5.05 Results of Offering.

(a) If the Gross Proceeds of the Offering equal or exceed the Minimum of the Valuation Range, the following steps will be taken:

(1) Subscription Offering Exceeds Maximum. If the number of shares to which Participants subscribe in the Subscription Offering multiplied by the Purchase Price is greater than the Maximum of the Valuation Range, then HoldCo on the Effective Date shall issue shares of Common Stock to the subscribing Participants; which shares shall be allocated among the subscribing Participants as provided in Section 7.01; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Offering as provided in Section 5.03; and provided further, that no fractional shares of Common Stock shall be issued.

(2) Subscription Offering Meets or Exceeds Minimum, but does not Exceed Maximum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, but less than or equal to the Maximum of the Valuation Range, then HoldCo on the Effective Date shall issue shares of Common Stock to the subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full. To the extent that shares of Common Stock remain unsold after the subscriptions of all Participants in the Subscription Offering have been satisfied in full, HoldCo shall have the right in its absolute discretion to accept, in whole or in part, orders received from purchasers in the Public Offering, including without limitation orders from any Significant Purchaser pursuant to a Stock Purchase Agreement; provided, however, that the number of shares of Common Stock issued shall not exceed the Maximum of the Valuation Range; and, provided further, that no fractional shares of Common Stock shall be issued.

(3) Subscription Offering Does Not Meet Minimum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event HoldCo may accept orders received from purchasers in the Public Offering, including without limitation orders from Significant Purchasers. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Public Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, then on the Effective Date HoldCo shall: (A) issue shares of Common Stock to subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full, and (B) issue to purchasers in the Public Offering whose orders have been accepted such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued to subscribing Participants and to purchasers in the Public Offering multiplied by the Purchase Price shall be at least equal to the Minimum of the Valuation Range and may be in any amount up to the Maximum of the Valuation Range, in ACIC’s discretion. In no event shall fractional shares of Common Stock be issued.

(b) Offering Does Not Meet Minimum. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Public Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event HoldCo and ACIC may (w) cancel the Offering and terminate this Plan, (x) establish a new Valuation Range, (y) extend, reopen or hold a new Offering, or (z) take such other action as they deem reasonably necessary. If a new Valuation Range is established and the Offering is extended, reopened or continued as part of a new Offering, Persons who previously submitted subscriptions or orders will be required to confirm, revise or cancel their original subscriptions or orders. If original subscriptions or orders are canceled, any related payment will be refunded (without interest).

If, following a reduction in the Valuation Range, the aggregate number of shares of Common Stock for which subscriptions and orders have been accepted in the Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range (as such Valuation Range has been reduced), then HoldCo on the Effective Date shall: (i) issue shares of Common Stock to Participants in the Subscription Offering in an amount sufficient to satisfy the subscriptions of such subscribers in full, and (ii) issue to purchasers in the Public Offering whose orders have been accepted such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued multiplied by the Purchase Price shall be at least equal to the Minimum of the Valuation Range (as such Valuation Range has been reduced).

(c) Allocation of Shares. In determining the allocation of shares of Common Stock to purchasers in the Offering: (i) only those orders and subscriptions accepted by ACIC and HoldCo shall be counted; (ii) any orders and subscriptions for shares in excess of the limitations on purchases set forth in Article 9 hereof shall be accepted only up to the applicable limitation on purchases set forth in Article 9 hereof; and (iii) any order or subscription for shares of Common Stock shall only be accepted to the extent of the payment of the Purchase Price for such shares actually received prior to the termination of the Offering.

(d) Participant Eligibility. Notwithstanding anything to the contrary set forth in this Plan, ACIC and HoldCo shall have the right in their absolute discretion and without liability to any subscriber, purchaser, underwriter, broker-dealer, or any other Person to determine which proposed Persons and which subscriptions and orders in the Offering meet the criteria provided in this Plan for eligibility to purchase Common Stock and the number of shares eligible for purchase by any Person. The determination of these matters by HoldCo and ACIC shall be final and binding on all parties and all Persons. Except as provided to the contrary in a Stock Purchase Agreement, ACIC and HoldCo shall have absolute and sole discretion to accept or reject, in whole or in part, any offer to purchase that is made or received in the course of the Public Offering, irrespective of a Person’s eligibility under this Plan to participate in the Public Offering.

ARTICLE 6

GENERAL PROCEDURE FOR THE OFFERINGS.

6.01 Commencement of Offerings. As soon as practicable after the Offering Statement is declared to be qualified by the SEC under Regulation A under the Securities Act, and after the receipt of all required regulatory approvals, the Common Stock shall be first offered for sale in the Subscription Offering. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through the Public Offering. The purchase price per share for the Common Stock shall be a uniform price determined in accordance with Section 5.02 hereof.

ARTICLE 7

SUBSCRIPTION OFFERING.

7.01 Allocation of Subscription Rights. Rights to purchase shares of Common Stock at the Purchase Price (the “Subscription Rights”) will be distributed by HoldCo to the Participants in the following priorities:

(a) Eligible Members (First Priority). Each Eligible Member shall receive, without payment, nontransferable Subscription Rights to purchase up to 25,000 shares of Common Stock in the Subscription Offering; provided, however, that the maximum number of shares that may be purchased by Eligible Members in the aggregate shall be equal to the Maximum of the Valuation Range divided by the Purchase Price.

In the event of an oversubscription for shares of Common Stock pursuant to this Section 7.01(a), available shares shall be allocated among subscribing Eligible Members so as to permit each such Eligible Member, to the extent possible, to purchase a number of shares that will make his or her total allocation equal to the lesser of (i) the number of shares that he or she subscribed for or (ii) 1,000 shares. Any shares of Common Stock remaining after such initial allocation will be allocated among the subscribing Eligible Members whose subscriptions remain unsatisfied in the proportion in which (i) the aggregate number of shares as to which each such Eligible Member’s subscription remains unsatisfied bears to (ii) the aggregate number of shares as to which all such Eligible Members’ subscriptions remain unsatisfied; provided, however, that no fractional shares of Common Stock shall be issued. If, because of the magnitude of the oversubscription, shares of Common Stock cannot be allocated among subscribing Eligible Members so as to permit each such Eligible Member to purchase the lesser of 1,000 shares or the number of shares subscribed for, then shares of Common Stock will be allocated among the subscribing Eligible Members in the proportion in which: (i) the aggregate number of shares subscribed for by each such Eligible Member bears to (ii) the aggregate number of shares subscribed for by all Eligible Members; provided, however, that no fractional shares of Common Stock shall be issued.

(b) ESOP (Second Priority). The ESOP shall receive, without payment, Subscription Rights to purchase at the Purchase Price a number of shares of Common Stock equal to nine and nine-tenths percent (9.9%) of the total number of shares of Common Stock to be issued in the Offering as set forth in Section 5.03. An oversubscription by Eligible Members shall not reduce the number of shares of Common Stock that may be purchased by the ESOP under this section.

(c) Trustees, Officers, and Employees of ACIC (Third Priority). Each Trustee, Officer, and Employee of ACIC shall receive, without payment, nontransferable Subscription Rights to purchase up to 25,000 shares of Common Stock in the Subscription Offering; provided, however, that such Subscription Rights shall be subordinated to the Subscription Rights of the Eligible Members and the ESOP; and provided, further, that such Subscription Rights may be exercised only to the extent that there are shares of Common Stock that could have been purchased by Eligible Members, but which remain unsold after satisfying the subscriptions of all Eligible Members. In the event of an oversubscription among the trustees, Officers, and Employees, the number of shares issued to any one Trustee, Officer, or Employee shall be equal to the product of (i) the number of shares available for issuance to all trustees, Officers, and Employees, and (ii) a fraction, expressed as a percentage, the numerator of which is the number of shares to which the subscribing Trustee, Officer, or Employee subscribed and the denominator of which is the total number of shares subscribed by all trustees, Officers, and Employee. The aggregate number of shares purchased by the Trustees, Officers, and Employees, whether purchased in the Subscription Offering in their capacity as Eligible Members, in the Public Offering, or otherwise, shall be limited as provided in Section 9.1 hereof.

A Trustee, Officer, or Employee who subscribes to purchase shares of Common Stock and who also is eligible to purchase shares of Common Stock as an Eligible Member will be deemed to purchase Common Stock first in his or her capacity as an Eligible Member, provided that any such person shall nevertheless only have subscription rights to purchase 25,000 shares of Common Stock in total (with any other purchases being made in the Public Offering).

(d) Limitations on Subscription Rights. Subscription rights granted under this Plan will be nontransferable, nonnegotiable personal rights to subscribe for and purchase shares of Common Stock at the Purchase Price. Subscription Rights under this Plan will be granted without payment, but subject to all the terms, conditions and limitations of this Plan. Any Person purchasing Common Stock hereunder will be deemed to represent and affirm to HoldCo and ACIC that such Person is purchasing for his or her own account and not on behalf of any other Person.

ARTICLE 8

PUBLIC OFFERING.

8.01 Public Offering. If less than the total number of shares of Common Stock offered by HoldCo in connection with the Conversion are sold in the Subscription Offering, it is anticipated that remaining shares of Common Stock shall, if practicable, be sold by HoldCo in the Public Offering.

8.02 Preference in Public Offering. In the Public Offering HoldCo shall accept orders in its discretion, subject, however, to any requirements contained in a Stock Purchase Agreement.

8.03 Delivery of Offering Materials. An Offering Circular and an Order Form shall be furnished to all offerees in the Public Offering. Except to the extent provided in a Stock Purchase Agreement, each order for Common Stock in the Public Offering shall be subject to the absolute right of HoldCo to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Public Offering. In the event of an oversubscription, subject to the preferences described above, the terms of any Stock Purchase Agreement, and the right of HoldCo to accept or reject, in its sole discretion, any order received in the Public Offering, any available shares will be allocated so as to permit each purchaser whose order is accepted in the Public Offering to purchase, to the extent possible, the lesser of 1,000 shares and the number of shares subscribed for by such person. Thereafter, any shares remaining will be allocated among purchasers whose orders have been accepted but remain unsatisfied on a pro rata basis, provided no fractional shares shall be issued.

8.04 Commencement of Public Offering. HoldCo may commence the Public Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Public Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by HoldCo. The provisions of Section 9.01 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering, but shall be applicable to sales by the underwriters to persons other than any Significant Purchaser. The price to be paid by the underwriters in such an offering shall be equal to the Purchase Price less an underwriting discount to be negotiated among such underwriters and HoldCo, subject to any required regulatory approval or consent.

8.05 Significant Purchasers. Subject to Board approval, ACIC may enter into agreements with one or more Persons who will agree to purchase five percent (5%) or more of the total shares of Common Stock sold in the Offering (any such person, a “Significant Purchaser,” and any such agreement, a “Stock Purchase Agreement”). Any Significant Purchaser may be granted priority over other Persons who submit Order Forms in the Public Offering. All references in this Plan to sales of Common Stock in the Public Offering shall be deemed to include sales made to any Significant Purchaser pursuant to a Stock Purchase Agreement.

ARTICLE 9

LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK.

9.01 Maximum Number of Shares That May be Purchased. The following additional limitations and exceptions shall apply to all purchases of Common Stock in the Offering:

(a) To the extent that shares are available, no Person may purchase fewer than the lesser of (i) 50 shares of Common Stock or (ii) shares of Common Stock having an aggregate purchase price of $500.00 in the Offering.

(b) In addition to the other restrictions and limitations set forth herein, except for (i) purchases by any Significant Purchaser, and (ii) the purchase by the ESOP, the maximum amount of Common Stock which any Person together with any Affiliate may, directly or indirectly, subscribe for or purchase in the Offering (including without limitation the Subscription Offering and/or Public Offering), shall not exceed five percent (5%) of the total shares of Common Stock sold in the Offering, provided that any purchase of greater than five percent (5%) of the total shares of Common Stock sold in the Offering must be approved by the Commissioner as otherwise provided under the D.C. Code. The limit set forth in this section applies irrespective of the different capacities in which such person may have received Subscription Rights or other rights or options to place orders for shares of Common Stock under this Plan.

(c) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Trustees, Officers, and Employees shall not be deemed to be Affiliates or a group acting in concert solely as a result of their capacities as such, and (ii) shares of Common Stock purchased by any plan participant in any tax-qualified retirement account using personal funds or funds held in any tax-qualified retirement account pursuant to the exercise of Subscription Rights granted to such plan participant in his individual capacity as an Eligible Member or as a Trustee or Officer and/or purchases by such plan participant in the Public Offering in such plan participant’s capacity as an employee, Trustee, Officer, or Employee shall not be deemed to be purchases by the tax-qualified retirement account for purposes of calculating the maximum amount of Common Stock that the tax-qualified retirement account may purchase, but shall count towards the individual limitations on purchases set forth in this Plan.

(d) Each Person who purchases Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the purchase limitations under this Plan or otherwise imposed by law. ACIC shall have the right to take any action as it may, in its sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right of ACIC and HoldCo to reject, limit or revoke acceptance of any order and to delay, terminate or refuse to consummate any sale of Common Stock that they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and HoldCo and ACIC shall be free from any liability to any Person on account of any such action.

ARTICLE 10

TIMING OF THE OFFERINGS, MANNER OF

PURCHASING COMMON STOCK AND ORDER FORMS.

10.01 Commencement of the Offering. The exact timing of the commencement of the Offering shall be determined by HoldCo in consultation with any financial advisory or investment banking firm retained by it in connection with the Offering. HoldCo may consider a number of factors in determining the exact timing of the commencement of the Offering, including, but not limited to, its pro forma current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of insurance companies in particular. HoldCo shall have the right to withdraw, terminate, suspend, delay, revoke or modify the Offering at any time and from time to time, as it in its sole discretion may determine, without liability to any Person, subject to any necessary regulatory approval or concurrence.

10.02 Right to Reject Orders. Subject to the terms of any Stock Purchase Agreement, ACIC and HoldCo shall have the absolute right, in their sole discretion and without liability to any Person, to reject any Order Form as to which there appears to be an irregularity, including, but not limited to, any Order Form that is (i) improperly completed or executed, (ii) not timely received, (iii) not accompanied by the proper payment, or (iv) submitted by a Person whose representations ACIC or HoldCo believes to be false or who it otherwise believes, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. HoldCo and ACIC may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as ACIC and HoldCo may specify. The interpretation of ACIC and HoldCo of the terms and conditions of the Order Forms shall be final and conclusive. Once HoldCo receives an Order Form, the order shall be deemed placed and will be irrevocable; provided, however, that no Order Form shall be accepted until the Offering Circular has been filed with the SEC and mailed or otherwise made available to the Persons entitled to Subscription Rights in the Offering, and any Order Form received prior to that time shall be rejected and no sale of Common Stock shall be made in respect thereof.

10.03 Policyholders Outside the United States. HoldCo shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Persons entitled to subscribe reside. However, HoldCo has no obligation to offer or sell shares to any Person under the Plan if such Person resides in a foreign country or in a jurisdiction of the United States with respect to which (i) there are few Persons otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction, (ii) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Persons would require HoldCo or its trustees, Officers or employees, under the laws of such jurisdiction, to register as a broker or dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or HoldCo would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction, or (iii) such registration or qualification in the judgment of HoldCo would be impracticable or unduly burdensome for reasons of cost or otherwise.

ARTICLE 11

PAYMENT FOR COMMON STOCK.

11.01 Purchase Price for Shares. Payment for shares of Common Stock ordered by Persons in the Offering shall be equal to the Purchase Price per share multiplied by the number of shares that are being ordered. Payment for shares subscribed for or ordered in the Subscription Offering or the Public Offering shall be made by bank draft, check, or money order at the time the Order Form is delivered to HoldCo, or in HoldCo’s sole and absolute discretion by delivery of a wire transfer of immediately available funds. Payment for all shares of Common Stock subscribed for must be received in full and collected by HoldCo or by any subscription agent engaged by HoldCo. All subscription payments will be deposited by HoldCo in an escrow account at a bank designated by HoldCo and ACIC and any wire transfers will be delivered directly to such escrow account.

11.02 Payment for Shares by ESOP. Consistent with applicable laws and regulations, payment for shares of Common Stock ordered by the ESOP may be made with funds contributed or loaned by HoldCo or ACIC and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

11.03 Shares Nonassessable. Each share of Common Stock issued in the Offering shall be fully-paid and nonassessable upon payment in full of the Purchase Price.

ARTICLE 12

CONDITIONS OF THE OFFERING

12.01 Closing Conditions. Consummation of the Offering is subject to (i) the receipt of all required federal and state approvals for the issuance of Common Stock in the Offering, (ii) approval of the Plan by the members of ACIC as provided in Section 31-904(c) of the D.C. Code, and (iii) the sale in the Offering of such minimum number of shares of Common Stock within the Valuation Range as may be determined by the Board.

ARTICLE 13

APPROVAL BY ELIGIBLE MEMBERS

13.01 Special Meeting.

(a) After the approval of the Application by the Commissioner, ACIC shall hold a special meeting of Eligible Members to vote on this Plan of Conversion (the “Special Meeting”). At the Special Meeting, each Eligible Member shall be entitled to vote on a single proposal (the “Proposal”) to (i) adopt and approve this Plan of Conversion and the other transactions contemplated by this Plan of Conversion, and (ii) amend and restate the articles of incorporation of ACIC to read in the form attached as Exhibit A (the “Amended and Restated Articles of Incorporation”). The number of votes that each Eligible Member is entitled to cast at the Special Meeting shall be governed by the Bylaws of ACIC. In order to establish a quorum at the Special Meeting, at least a majority of the Eligible Members must be present, either in person or by proxy. Eligible Members will be permitted to vote at the Special Meeting with respect to each Proposal by written proxy or by telephone or internet voting pursuant to the Bylaws of ACIC and such rules and conditions consistent with such Bylaws as are established by the Board.

(b) Adoption of this Plan of Conversion and the Amended and Restated Articles of Incorporation, pursuant to Section 31-904(c) of the D.C. Code, is subject to the approval of at least a majority of the votes cast by Eligible Members who are present in person or by proxy at the Special Meeting.

13.02 Notice of the Special Meeting.

(a) ACIC shall mail notice of the Special Meeting in a form satisfactory to the Department (the “Notice of Special Meeting”). The Notice of Special Meeting shall be mailed within forty-five (45) days following the Commissioner’s approval of this Plan of Conversion. Such notice shall inform each Eligible Member of such Eligible Member’s right to vote upon the Proposal and the place, the day, and the hour of the Special Meeting. Such notice and other materials set forth in Section 13.02(b) shall be mailed by first class or priority mail or an equivalent of first class or priority mail, to the last-known address of each Eligible Member as it appears on the ACIC Records, at least thirty (30) days prior to the date of the Special Meeting, and shall be in a form satisfactory to the Commissioner.

Beginning on the date that the first Notice of Special Meeting is mailed pursuant to Section 13.02(a) and continuing until the Plan Effective Date, ACIC shall also make available at its statutory home office located at 8401 Connecticut Avenue #105, Chevy Chase, Maryland 20815, during regular business hours, copies of the Notice of Special Meeting, this Plan of Conversion and its Exhibits, each in its entirety, for inspection by Eligible Members.

(b) The Notice of the Special Meeting shall be accompanied by information relevant to the Special Meeting, including a copy or summary of this Plan of Conversion, a form of proxy allowing the Eligible Members to vote for or against the Plan of Conversion, a policyholder information statement regarding this Plan of Conversion, and such other explanatory information that the Commissioner approves or requires, all of which shall be in a form satisfactory to the Commissioner. With the prior approval of the Commissioner, ACIC may also send supplemental information relating to this Plan of Conversion to Eligible Members either before or after the date of the Special Meeting.

ARTICLE 14

THE CONVERSION

14.01 Effect on ACIC. On the Plan Effective Date, ACIC shall be converted from a mutual insurance company into a stock insurance company in accordance with Section 31-911 of the D.C. Code and the closing of the Offering shall occur in accordance with this Plan of Conversion. Under the terms of this Plan of Conversion, HoldCo will acquire all of the ACIC Shares. HoldCo thereupon will become the sole shareholder of ACIC and will have all the rights, privileges, immunities and powers and will be subject to all of the duties and liabilities to the extent provided by law of a shareholder of a corporation organized under the laws of the District of Columbia.

14.02 Effect on Existing Policies. Any Policy In Force on the Plan Effective Date will remain In Force under the terms of such Policy, except that the following rights, to the extent they existed in ACIC, shall be extinguished on the Plan Effective Date:

(a) any voting rights of the policyholder provided under or as a result of the Policy;

(b) any right to share in the surplus of ACIC.

14.03 Filing of Plan of Conversion and Amended and Restated Articles. As soon as practicable following (i) the receipt of the Decision and Order, (ii) the Commissioner’s determination that all conditions to such approval contained in the Decision and Order have been satisfied, except for those conditions required by the Decision and Order to be satisfied after the Plan Effective Date and with respect to which the Commissioner has received commitments, acceptable to the Commissioner, from ACIC and/or HoldCo to satisfy after the Plan Effective Date, (iii) the adoption of this Plan of Conversion and the Amended and Restated Articles of Incorporation by the Eligible Members as provided in this Plan of Conversion, and (iv) the satisfaction or waiver of all of the conditions contained in this Plan of Conversion, ACIC shall file with the Commissioner (A) the minutes of the Special Meeting, and (B) the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of ACIC (the filing described in clauses (A) and (B), the “Effective Date Filing”).

14.04 Effectiveness of Plan of Conversion.

(a) The “Plan Effective Date” of the Plan of Conversion shall be the date and time as of which all of the following steps have been completed: (i) the Plan of Conversion has been approved by the Commissioner, (ii) the Eligible Members have approved the Plan of Conversion by the requisite vote, (iii) the Amended and Restated Articles of Incorporation have been duly adopted, (iv) the Effective Date Filing shall have been made by ACIC, and (v) the Articles of Incorporation of HoldCo have been filed with the Pennsylvania Secretary of State. Subsequent to the Plan Effective Date, the bylaws of ACIC shall be substantially in the form attached hereto as Exhibit B (the “Amended and Restated Bylaws”). This Plan of Conversion shall be deemed to have become effective at the Effective Time.

(b) At the Effective Time:

(1) ACIC shall by operation of Section 31-911 of the D.C. Code become a stock insurance company;

(2) the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws shall without further action become effective; and

(3) all of the Membership Interests shall be extinguished.

(c) On the Plan Effective Date:

(1) ACIC shall issue all of the authorized ACIC Shares to HoldCo, representing all of the issued and outstanding common stock of ACIC; and

(2) HoldCo shall issue shares of Common Stock to Persons whose subscriptions and orders were accepted in the Offering.

14.05 Tax Considerations. This Plan of Conversion shall not become effective and the Conversion shall not occur unless, on or prior to the Plan Effective Date, ACIC shall have received a favorable opinion of Stevens & Lee, P.C., special counsel to ACIC, or other nationally-recognized independent tax counsel to ACIC, dated as of the Plan Effective Date, addressed to the Board and in form and substance satisfactory to ACIC, which, notwithstanding any qualifications expressed therein, is substantially to the effect that ACIC will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Conversion.

14.06 Producer. This Plan of Conversion shall not become effective and the Conversion shall not occur unless, on or prior to the Plan Effective Date, HoldCo shall have acquired or shall simultaneously acquire all of the outstanding voting stock of American Risk Management, Inc., a District of Columbia corporation and the controlling producer of ACIC (“ARM”), such that ARM shall on the Plan Effective Date be a wholly-owned subsidiary of HoldCo.

ARTICLE 15

POLICIES

15.01 Policies.

(a) For the purposes of this Plan of Conversion, the term “Policy” means each insurance policy that has been issued or will be issued or assumed through assumption reinsurance, if any, by ACIC.

(b) The following policies and contracts shall be deemed not to be Policies for purposes of this Plan of Conversion:

(1) any reinsurance assumed by ACIC as a reinsurer on an indemnity basis (but assumption certificates may constitute Policies if they otherwise fall within the definition of Policies as provided in Section 15.01(a));

(2) all administrative services agreements; and

(3) any policy or contract issued by ACIC and ceded to another insurance company through assumption reinsurance.

15.02 Determination of Ownership. Unless otherwise stated herein, the Owner of any Policy as of any date shall be determined on the basis of the ACIC Records as of such date in accordance with the following provisions:

(a) the Owner shall be the owner of the Policy as shown on the ACIC Records;

(b) an additional insured under a Policy shall not be an Owner of the Policy and shall not be a Member;

(c) except as otherwise set forth in this Section 15.02, the identity of the Owner of a Policy shall be determined without giving effect to any interest of any other Person in such Policy;

(d) in any situation not expressly covered by the foregoing provisions of this Section 15.02, the owner of the Policy, as reflected on the ACIC Records, and as determined in good faith by ACIC, shall conclusively be presumed to be the Owner of such Policy for purposes of this Section 15.02, and except for administrative errors, ACIC shall not be required to examine or consider any other facts or circumstances;

(e) the mailing address of an Owner as of any date for purposes of this Plan of Conversion shall be the Owner’s last known address as shown on the ACIC Records as of such date;

(f) in no event may there be more than one Owner of a Policy, although more than one Person may constitute a single Owner. If a Person owns a Policy with one or more other Persons, they will constitute a single Owner with respect to the Policy; and

(g) any dispute as to the identity of the Owner of a Policy or the right to vote shall be resolved in accordance with the foregoing and such other procedures as ACIC may determine. Any determinations made by ACIC shall be conclusive as between ACIC and any Owner of a Policy or any other Person with an interest therein but shall not preclude any actions among such Persons.

15.03 In Force.

(a) A Policy shall be deemed to be in force (“In Force”) as of any date if, as shown in the ACIC Records:

(1) the Policy has been issued or coverage has been bound by ACIC or assumed by ACIC through assumption reinsurance as of such date; and

(2) such Policy has not expired, cancelled, non-renewed or otherwise terminated, provided that a Policy shall be deemed to be In Force after lapse for nonpayment of premiums until expiration of any applicable grace period (or similar period however designated in such Policy) during which the Policy is in full force for its basic benefits.

(b) The date of expiration, cancellation or termination of a Policy shall be as shown on the ACIC Records.

(c) A Policy shall not be deemed to be In Force as of a given date if the Policy is returned to ACIC and all premiums are refunded within thirty (30) days of such date.

(d) Any dispute as to whether a Policy is In Force shall be resolved in accordance with the foregoing.

ARTICLE 16

SUBSEQUENT POLICYHOLDERS

16.01 Notice to Subsequent Policyholders. Upon the issuance of a Policy that becomes effective after the Adoption Date and before the Plan Effective Date (excluding renewals of Policies In Force on the Adoption Date), ACIC shall send to the Owner of such Policy (a “Subsequent Policyholder”) a written notice regarding this Plan of Conversion in accordance with Section 31-910 of the D.C. Code. Such notice shall specify such Subsequent Policyholder’s right to rescind such Policy as provided in Section 16.02 within thirty (30) days after the Plan Effective Date and shall be accompanied by a copy or summary of this Plan of Conversion. The form of such notice shall be filed with and approved by the Commissioner.

16.02 Option to Rescind. Each Subsequent Policyholder shall be entitled to rescind his Policy and receive a full refund of any amounts paid for the Policy within fifteen (15) days after the receipt by ACIC of the notice of rescission by such Subsequent Policyholder. No Subsequent Policyholder, the estate of such Subsequent Policyholder, or any beneficiary under such policy that has made or filed a claim under a Policy will be entitled to rescission or refund of any premiums paid for such policy. If a Subsequent Policyholder rescinds its Policy pursuant to the right described in this Section 16.02, such Subsequent Policyholder, the estate of such Subsequent Policyholder, or any beneficiary under such policy will have no insurance coverage under such Policy and may not make or file a claim under such Policy.

ARTICLE 17

OFFICERS AND TRUSTEES

17.01 Trustees. Each of the members of ACIC’s Board immediately prior to the Effective Time shall remain as a Trustee of ACIC as of the Effective Time, and thereafter, HoldCo, as the sole shareholder of ACIC, shall have the right to elect the Trustees of ACIC.

17.02 Officers. The Officers of ACIC immediately prior to the Effective Time shall serve as Officers of ACIC after the Effective Time until new Officers are duly elected pursuant to the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws.

ARTICLE 18

ADDITIONAL PROVISIONS

18.01 Continuation of Corporate Existence. Upon the conversion of ACIC to a stock insurance company in accordance with the terms of this Plan of Conversion and the provisions of Section 31-911 of the D.C. Code:

(a) the corporate existence of ACIC as a mutual insurance company shall be continued in ACIC’s corporate existence as a stock insurance company;

(b) all the rights, franchises and interests of ACIC as a mutual insurance company in and to every type of property, real, personal and mixed, and things in action thereunto belonging, shall be deemed transferred to and vested in ACIC as a stock insurance company without any deed or transfer;

(c) ACIC (as converted to a stock insurance company) shall be deemed to have assumed all the obligations and liabilities of ACIC (as the former mutual insurance company);

(d) Except to the extent any surplus note or other convertible instrument is converted to shares of HoldCo common stock in accordance with its terms, all outstanding surplus notes, guaranty fund interests or other surplus debentures issued by ACIC prior to the Effective Time shall remain in full force and effect following the Conversion.

18.02 Conflict of Interest. No Trustee, Officer, agent or Employee of ACIC, or any of its subsidiaries or affiliates or any other person shall receive any fee, commission or other valuable consideration whatsoever, other than his or her usual regular salary and compensation, for in any manner aiding, promoting or assisting in the transactions contemplated by this Plan of Conversion; provided, that ACIC may pay reasonable fees and compensation to attorneys, accountants and actuaries for services performed in the independent practice of their professions, even if such attorney, accountant or actuary is also a Trustee or agent of ACIC or any of its subsidiaries.

18.03 Restrictions on Transfer of Common Stock.

(a) All shares of the Common Stock which are purchased in the Offering by Persons other than Trustees and Officers of ACIC or by a Significant Purchaser shall be transferable without restriction. Shares of Common Stock purchased by trustees and Officers of ACIC in the Offering shall be subject to the restriction that such shares shall not be sold for a period of one year following the date of purchase. Shares of Common Stock purchased by a Significant Purchaser shall be subject such restrictions as are set forth in the applicable Stock Purchase Agreement. The shares of Common Stock issued by HoldCo to Officers and trustees of ACIC shall bear the following legend giving appropriate notice of such one year restriction:

The shares represented by this Certificate may not be sold by the registered holder hereof for a period of one year from the date of the issuance printed hereon. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.

In addition, HoldCo shall give appropriate instructions to the transfer agent for its Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

(b) The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

18.04 No Preemptive Rights. No Member or other Person shall have any preemptive right to acquire ACIC shares in connection with this Plan of Conversion.

18.05 Amendment or Withdrawal of Plan of Conversion.

(a) At any time prior to the Plan Effective Date, ACIC may, by resolution of not less than a majority of the Board, amend or withdraw this Plan of Conversion (including the Exhibits hereto). Any amendment shall require the written consent of the Commissioner. No amendment may change the Plan of Conversion after its approval by the Eligible Members in a manner that the Commissioner determines is material unless the Plan of Conversion, as amended, is submitted for reconsideration by the Eligible Members of ACIC pursuant to the provisions of Sections 13.01 and 13.02. No amendment may change the Adoption Date of the Plan of Conversion.

(b) After the Plan Effective Date, the Amended and Restated Articles of Incorporation adopted pursuant to this Plan of Conversion may be amended pursuant to the provisions of such articles of incorporation, the D.C. Code and the statutory provisions generally applicable to the amendment of the articles of incorporation of insurance companies, or such other statutory provisions as may be applicable at the time of the amendment.

18.06 Corrections. Prior to the Plan Effective Date, ACIC, with the prior consent of the Commissioner, may make such modifications as are appropriate to correct errors, cure ambiguities, clarify existing items or make additions to correct manifest omissions in this Plan of Conversion or any exhibits hereto.

18.07 Notices. If ACIC complies substantially and in good faith with the notice requirements of the Demutualization Act with respect to the giving of any required notice to Members, the failure of ACIC to give any Member any required notice does not impair the validity of any action taken under the Demutualization Act.

18.08 Limitation of Actions. Any action or proceeding challenging the validity of or arising out of acts taken or proposed to be taken pursuant to the Demutualization Act shall be commenced within 30 days after the Plan Effective Date. No Person shall have any rights or claims against ACIC or its Board based upon the withdrawal or termination of this Plan of Conversion.

18.09 Costs and Expenses. All the costs and expenses related to the Plan of Conversion, including the costs of outside advisors and consultants of the regulatory agencies, shall be borne, directly or indirectly, by ACIC or HoldCo.

18.10 Headings. Article and Section headings contained in this Plan of Conversion are for convenience only and shall not be considered in construing or interpreting any of the provisions hereof.

18.11 Governing Law. The Plan of Conversion shall be governed by and construed in accordance with the laws of the District of Columbia, without regard to such State’s principles of conflicts of law.

18.12 Limitation on Acquisition of Shares of Common Stock. In accordance with Section 31-906(l) of the D.C. Code, no person or group of persons acting in concert may acquire more than 5% of the outstanding shares of Common Stock, through a public offering or subscription rights, for a period of five (5) years after the Effective Time without the prior approval of the Commissioner.

18.13 Payment of Special Dividend to Policyholders. On the Plan Effective Date, ACIC shall pay to each Eligible Member, a special cash dividend equal to the quotient of (x) $7,300,000 divided by (y) the number of Eligible Members.

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IN WITNESS WHEREOF, ACIC by authority of its Board, has caused this Amended and Restated Plan of Conversion to be duly executed as of the day and year first above written.

Amalgamated Casualty Insurance Company

By:	/s/ Patrick J. Bracewell
Name: Patrick Bracewell
Title: Chairman and Chief Executive Officer